July 29, 2013

Giant 5 Funds
1155 Kelly Johnson Boulevard, Suite 111
Colorado Springs, Colorado 80920

Re:	Giant 5 Funds, a Delaware statutory trust (“Trust”)
1933 Act File No. 333-129930 – Post-Effective Amendment No. 12 and
1940 Act File. No. 811-21836 – Amendment No. 16,
filed with the Securities and Exchange Commission on July 29, 2013 each such amendment to the Registration Statement of the Trust on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to the Trust, and are providing this opinion in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the Giant 5 Total Investment System and the Giant 5 Total Index System (each, a “Fund” and collectively the “Funds”), each a separate series of the Trust, described in the above-referenced filing (the “Post-Effective Amendment”).

In such connection, we have examined the Post-Effective Amendment, the Amended and Restated Certificate of Trust, the Declaration of Trust, the Bylaws of the Trust, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, a certificate as to certain factual matters executed by the Secretary of the Trust dated July 26, 2013 and considered such other records and documents and such factual and legal matters as we deemed appropriate for purposes of this opinion.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares of beneficial interest by entities such as the Trust. We express no opinion with respect to any other laws.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Post-Effective Amendment, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

Giant 5 Funds
July 29, 2013

We hereby consent to all references to this firm in the Post-Effective Amendment and to the filing of this opinion as an exhibit to the Post-Effective Amendment. This consent does not constitute a consent under Section 7 of the Securities Act of 1933, and in consenting to the references to our firm in the Post-Effective Amendment, we have not certified any part of the Post-Effective Amendment and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP